Exhibit 2.6

PACIFIC THERAPEUTICS LTD.

STOCK OPTION AGREEMENT

I.           NOTICE OF STOCK OPTION GRANT

[Name and Address of the Optionee]

The undersigned  Optionee  has been granted an Option  to purchase  Class A common  shares (the "Shares")  in the  capital  of Pacific  Therapeutics  Ltd. (the "Company"), subject  to the terms  and conditions of this Option Agreement, as follows:

Date of Grant	July 3, 2012

Vesting Commencement Date	Fully Vested

Exercise Price per Share	$0.10 CAD

Total Number of Shares Granted	One Hundred Thousand (100,000)

Total Exercise Price	$10,000.00 CAD

Term/Expiration Date:	Five (5) Years/ July 3, 2017

Vesting Schedule:

This Option shall be exercisable, in whole or in part immediately.

Termination Period:

In no event may Optionee exercise this Option  after the Term/Expiration  Date as provided above.

II.           AGREEMENT

1.         Grant of Option.  The Company hereby grants to the Optionee named in the Notice of Stock Option Grant (the "Notice of Grant"), an Option to purchase the number of Shares set forth in the Notice of Grant, at the Exercise Price per Share set forth in the Notice of Grant.

2.           Exercise of Option.

(a)       Right to Exercise. This Option shall be exercisable during its term in accordance with the Vesting Schedule set out in the Notice of Grant and this Option Agreement.

(b)       Method of Exercise. This Option shall be exercisable by delivery of an exercise notice in the form attached as Exhibit A (the "Exercise Notice") which shall state the election to exercise the Option, the number of Shares with respect to which the Option is being exercised, and such other representations and agreements as may be required by the Company.  The Exercise Notice shall be accompanied by payment of the aggregate Exercise Price as to all Exercised Shares.  This Option shall be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by the aggregate Exercise Price.

No Shares shall be issued pursuant to the exercise of an Option unless such issuance and such exercise complies with all applicable laws.   Assuming such compliance, for income tax purposes the Shares shall be considered transferred to the Optionee on the date on which the Option is exercised with respect to such Shares.

3.           Lock-Up Period.  Optionee hereby agrees that, if so requested by the Company or any representative of the underwriters (the "Managing Underwriter") in connection with any prospectus or registration statement file in connection with the offering of any securities of the Company under any applicable securities laws, Optionee shall not sell or otherwise transfer any Shares or other securities of the Company during the 180-day period (or such other period as may be requested in writing by the Managing Underwriter and agreed to in writing by the Company) (the "Market Standoff Period") following the effective date of any such prospectus or registration statement filed by the Company.   Such restriction shall apply only to the first prospectus or registration statement filed by the Company that includes securities to be sold on behalf of the Company to the public in an underwritten public offering under any applicable securities laws.  The Company may impose stop transfer instructions with respect to securities subject to the foregoing restrictions until the end of such Market Standoff Period.

4.           Method of Payment.   Payment of the aggregate Exercise Price shall be by any of the following, or a combination thereof, at the election of the Optionee:

(a)        cash or cheque; or

(b)       consideration received by the Company under a formal cashless exercise program adopted by the Company in its discretion.

5.           Restrictions on Exercise.  This Option may not be exercised if the issuance of such Shares upon such exercise or the method of payment of consideration for such shares would constitute a violation of any applicable law.

6.           Non-Transferability of Option.  This Option may not be transferred in any manner and may only be exercised by the Optionee.  The terms of this Option Agreement shall be binding upon the administrators, successors and permitted assigns of the Optionee.

7.          Term of Option. This Option may be exercised only within the term set out in the Notice of Grant, and may be exercised during such term only in accordance with the terms of this Option.

8.           Adjustment in Shares.  This Option Agreement confers upon the Optionee the option to purchase the Shares as they are constituted at the date hereof.   If prior to the exercise of the Option at any time or from time to time, there shall be any reorganization of the Shares, by way of consolidation, subdivision, merger, amalgamation or otherwise, or the payment of any stock dividends, then there shall automatically be an adjustment in either or both of the number of options which may be purchased pursuant hereto or the price at which such Shares may be purchased, by corresponding amounts, so that Optionee's  rights hereunder shall thereafter be as reasonably as possible equivalent to the rights originally granted to Optionee by this Option Agreement.

9.           Tax Consequences. The Optionee assumes all risk and with bear all responsibility for any of the tax consequences associated with the exercise of this Option and disposition of the Shares.

10.         Entire Agreement; Governing Law.   This Option Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Optionee with respect to the subject matter hereof, and may not be modified adversely to the Optionee's interest except by means of a writing signed by the Company and Optionee.  This agreement is governed by the laws of the Province of British Columbia.

11.         No Guarantee of Continued Service or Vesting.   OPTIONEE ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED EMPLOYMENT OR ENGAGEMENT AS A DIRECTOR, OFFICER, EMPLOYEE OR SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE IN ANY WAY WITH OPTIONEE'S RIGHT OR THE COMPANY'S RIGHT TO TERMINATE OPTIONEE'S RELATIONSHIP AS A DIRECTOR, OFFICER, EMPLOYEE OR CONSULTANT AT ANY TIME, WITH OR WITHOUT CAUSE.  IN THE EVENT OF SUCH TERMINATION, THE OPTIONEE ACKNOWLEDGES AND AGREES THAT, SUBJECT TO APPLICABLE LAW, ALL VESTING OF THIS OPTION WILL IMMEDIATELY CEASE.

Optionee acknowledges receipt of a copy of this Option Agreement and has reviewed it in its entirety, has had an opportunity to obtain independent legal advice prior to executing this Option Agreement and fully understands all provisions of the Option Agreement. Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Company upon any questions arising under this Option Agreement. Optionee further agrees to notify the Company upon any change in its address indicated above.

PACIFIC THERAPEUTICS LTD.	[OPTIONEE]

Per:
Authorized Signatory	Signature

EXHIBIT A

STOCK OPTION AGREEMENT

EXERCISE NOTICE

Pacific Therapeutics Ltd.
Suite 1500 - 409 Granville Street
Vancouver, BC

Attention:  President

1.         Exercise  of  Option.    Effective  as  of  today,                        , 20_, the  undersigned ("Optionee")  hereby elects to exercise Optionee's option to purchase Class  A common shares (the "Shares")  in the capital of Pacific Therapeutics Ltd. (the "Company")  under and pursuant to the Stock Option Agreement dated July 3, 20012 (the "Option Agreement").

2.         Delivery of Payment.  Purchaser herewith delivers to the Company the full purchase price of the Shares, as set forth in the Option Agreement.

3.         Representations  of Optionee.    Optionee  acknowledges  that  Optionee  has received, read and understood the Option Agreement and agrees to abide by and be bound by its terms and conditions.

4.         Rights as Shareholder.    Until  the  issuance  of  the  Shares  (as  evidenced  by  the appropriate  entry  on  the  books  of  the  Company or of a duly authorized transfer agent of  the Company), no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Optioned  Stock, notwithstanding  the exercise  of the Option.  The Shares shall be issued to the Optionee as soon as practicable after the Option is exercised.   No adjustment  shall be made for a dividend or other right for which the record date is prior to the date of issuance except as provided in the Option Agreement.

5.         Tax  Consultation.     Optionee  understands  that  Optionee  may  suffer  adverse  tax consequences  as a result of Optionee's  purchase or disposition  of the Shares.   Optionee  represents that Optionee has consulted with any tax consultants  Optionee deems advisable in connection with the purchase or disposition of the Shares and that Optionee is not relying on the Company for any tax advice.

6.         Restrictive Legends and Stop-Transfer Orders.

(a)       Legends.   Optionee understands and agrees that the Company shall cause the legends set forth below, or legends substantially equivalent thereto, to be placed upon any certificate(s) evidencing ownership of the Shares together with any other legends that may be required by the Company or by any applicable securities laws:

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THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER HELD BY THE ISSUER OR ITS ASSIGNEE(S) AS SET FORTH IN THE EXERCISE NOTICE BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE ISSUER.     SUCH TRANSFER RESTRICTIONS ARE BINDING ON TRANSFEREES OF THESE SHARES.

(b)       Stop-Transfer Notices.  Optionee agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate "stop transfer" instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

(c)       Refusal to Transfer.  The Company shall not be required (i) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Exercise Notice or the Company's articles or (ii) to treat as owner of such Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Shares shall have been so transferred.

7.         Successors and Assigns.   The Company may assign any of  its rights under this Exercise Notice to single or multiple assignees, and this Exercise Notice shall enure to the benefit of the successors and assigns of the Company.  Subject to the restrictions on transfer herein set forth, this Exercise Notice shall be binding upon Optionee and its administrators, successors and permitted assigns.

8.         Governing Law; Severability.  This Exercise Notice is governed by the laws of the Province of British Columbia.

9.         Entire Agreement.  This Exercise Notice and the Option Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Optionee with respect to the subject matter hereof, and may not be modified adversely to the Optionee's interest except by means of a writing signed by the Company and Optionee.

Submitted by:	Accepted by:

DARYL KNIGHT	PACIFIC THERAPEUTICS LTD.

Signature	Authorized Signatory

Date

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